WASTE CONNECTIONS REPORTS FOURTH QUARTER AND 2005 RESULTS

AND PROVIDES 2006 OUTLOOK

    Reports record 2005 revenue and income of $721.9 million and $84.5 million, respectively
    Reports 2005 free cash flow of $97.3 million, or 13.5% of revenue
    Acquires approximately $55 million annualized revenue in 2005
    Repurchases $113.8 million of common stock during the year
    Recently opens new landfills in Kansas, Colorado and Kentucky
    Expects more than 10% revenue growth in 2006 excluding additional acquisitions

FOLSOM, CA, February 13, 2006 - Waste Connections, Inc. (NYSE: WCN) today announced fourth quarter net income of $18.7 million and earnings per share of $0.40 on a diluted basis of 47.3 million shares, compared to income from continuing operations of $15.0 million and diluted earnings per share from continuing operations of $0.30 in the year ago period. Net income for the fourth quarter of 2005 included a non-cash charge of approximately $1.6 million ($1.0 million net of taxes) for the previously announced accelerated vesting of outstanding stock options. Income from continuing operations in the year ago period included approximately $6.1 million of pre-tax expenses ($3.8 million net of taxes) resulting from a non-cash charge associated with the early redemption of a $200 million term loan, a non-cash loss on sale of assets and increased self insurance reserves.

Revenue for the fourth quarter of 2005 was $188.4 million, a 16.0% increase over revenue of $162.5 million in the year ago period. Management noted that revenue for the fourth quarter of 2005 included almost $4 million associated with low margin operations in Vancouver, Washington, acquired from Waste Management, and with no margin pass-thru revenue related to the transportation portion of certain special waste disposal projects.

Operating income for the fourth quarter of 2005, including the $1.6 million non-cash charge for accelerated vesting of outstanding stock options, was $39.3 million versus operating income of $32.7 million in the fourth quarter of 2004, including $4.5 million in 2004 related to the non-cash loss on sale of assets and increased self insurance reserves. Management also noted that in addition to the options acceleration charge, current period results included approximately $1 million higher than anticipated costs related both to development of a general liability claim and to an increased allowance for doubtful accounts.

For the year ended December 31, 2005, revenue was $721.9 million, a 15.6% increase over revenue of $624.5 million in the year ago period. On a reported basis, operating income was $168.0 million compared to $151.7 million in the prior year. Including all previously noted items, income from continuing operations for 2005 was $84.5 million, or $1.75 per share on a diluted basis compared to income from continuing operations of $73.4 million, or $1.52 per share on a diluted basis, in the prior year. Results in the prior year also included a $1.5 million pre-tax expense ($1.1 million net of taxes) for early redemption of convertible notes taken in the second quarter.

"We are extremely pleased with 2005's results, especially considering the cost pressures we faced throughout the year. We executed well on many levels as evidenced by the strength of our price and volume growth, award of our first rail-haul disposal contract, construction of three new landfills, acquisition of approximately $55 million of annualized revenue, repurchase of almost 7% of outstanding common stock, generation of near record free cash flow despite increased capital expenditures and cash taxes, and refinancing of our credit facility to position us for continued growth," said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer. "Looking ahead, with the expiration of our fixed-price fuel supply contract at the end of 2005, increased fuel costs will pressure margins in 2006. To recover or offset rising costs, we are focused more on increasing permanent pricing rather than surcharges, which better enables us to retain price increases should the cost of certain items, such as fuel, decline from recent levels. This pricing strategy should produce solid improvement in margins during 2006, normalized for fuel, and position us well to accelerate growth on a reported basis in 2007 once year-over-year costs become more comparable."

2006 OUTLOOK

Waste Connections also announced its outlook for 2006. The Company's outlook excludes the impact of any additional acquisitions and assumes $100 million of common stock is repurchased during the year. The Company's outlook also assumes: (1) direct fuel cost as a percentage of revenue increases approximately 200 basis points primarily due to the expiration of a fixed-price fuel supply contract at the end of 2005; and (2) approximately $4 million of costs related to restricted stock and stock options expensing included in SG&A. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic SEC filings.

  Revenue is estimated to range between $795 million and $805 million. This assumes internal growth of approximately 6.0%, excluding the impact of commodities, with between 4.0% and 4.5% from price and surcharges, and the remainder from volume.
  Selling, general and administrative expense, which includes stock compensation expense, is estimated at approximately 9.9% of revenue, subject to quarterly fluctuations.
  Depreciation and amortization is estimated at approximately 9.0% of revenue, subject to quarterly fluctuations.
  Operating income, which includes the previously noted impact from rising fuel and stock compensation costs, is estimated at approximately 22.0% of revenue, subject to quarterly fluctuations.
  Operating income before depreciation and amortization, a non-GAAP financial measure, is estimated to range between $245 million and $250 million, or approximately 31.0% of revenue.
  Interest expense is estimated at approximately $31.5 million based on projected all-in borrowing costs.
  Minority interest expense is estimated at approximately 1.6% of revenue, subject to quarterly fluctuations.
  Effective tax rate is expected to be 36.3%, subject to quarterly fluctuations.
  Net cash provided by operating activities is estimated to be between 24% and 25% of revenue, subject to quarterly fluctuations.
  Capital expenditures are estimated to be approximately $90 million, of which approximately $10 million primarily relate to the construction of a new transfer station and purchase of related equipment for the long-term, rail-haul disposal contract with the City of Port Angeles, Washington, and construction of a new collection facility in Pierce County, Washington.

Waste Connections will be hosting a conference call related to fourth quarter earnings and 2006 outlook on February 14th at 8:30 A.M. Eastern Time. The call will be broadcast live over the Internet at www.streetevents.com and through a link on our web site at www.wasteconnections.com. A playback of the call will be available at both of these sites.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million residential, commercial and industrial customers from a network of operations in 23 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections web site or through contacting us directly at (916) 608-8200.

For non-GAAP measures, see accompanying Non-GAAP Reconciliation Schedule.

In the second quarter of 2005, Waste Connections classified as discontinued operations the results of certain operations in Utah and California that were exited during the quarter. In 2004, Waste Connections classified as discontinued operations the results of its Georgia operations and certain operations in Eastern Washington that were sold. Results for the fourth quarter of 2004 and twelve months ended December 31, 2004 and 2005 have been reclassified to present the results for these operations as discontinued operations.

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy.  Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) Waste Connections may be unable to compete effectively with larger and better capitalized companies and governmental service providers, which may result in reduced volume and revenues and lower profits; (2) the expiration of its fuel purchase contract and increased fuel prices may adversely affect Waste Connections' business and reduce its operating margins; (3) increases in labor and disposal and related transportation costs could impact Waste Connections' financial results; (4) efforts by labor unions could divert management attention and adversely affect Waste Connections' operating results; (5) increases in Waste Connections' insurance costs and the amount that it self-insures for various risks could reduce its operating margins and reported earnings; (6) Waste Connections' inability to recover or offset rising costs, especially by increasing permanent pricing as opposed to implementing temporary surcharges, may affect its ability to expand future operating margins; (7) Waste Connections may lose contracts through competitive bidding, early termination or governmental action, which would cause its volumes and revenues to decline; (8) Waste Connections' financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones; (9) the geographic concentration of Waste Connections' business makes its pricing growth and operating results vulnerable to economic and seasonal factors affecting the regions in which it operates; (10) unusually adverse weather conditions may interfere with Waste Connections' operations, harming its operating results; (11) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit Waste Connections' ability to grow through acquisitions; (12) Waste Connections' growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations; (13) Waste Connections' acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (14) because it depends on railroads for its intermodal operations, Waste Connections' operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service; (15) Waste Connections' intermodal business could be adversely affected by steamship lines diverting business to ports other than those it services, or by heightened security measures or actual or threatened terrorist attacks; and (16) Waste Connections depends significantly on the services of the members of its senior and district management team, and the departure of any of those persons could cause its operating results to suffer.  These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K/A.  There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business.  Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

- financial tables attached -

CONTACT:

Worthing Jackman / (916) 608-8266

worthingj@wasteconnections.com

WASTE CONNECTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2005
 (Unaudited)
(in thousands, except share and per share amounts)

                                                                 Three Months Ended             Twelve Months Ended
                                                                      December 31,                 December 31,
                                                             --------------------------   --------------------------
                                                                 2004          2005           2004          2005
                                                             ------------  ------------   ------------  ------------
Revenues                                                    $    162,495  $    188,445   $    624,544  $    721,899

Operating expenses:
 Cost of operations                                               97,208       111,068        354,901       416,883
 Selling, general and administrative                              15,703        20,470         61,223        72,395
 Depreciation and amortization                                    14,645        17,511         54,630        64,788
 Loss (gain) on sale of assets                                     2,276           116          2,120          (216)
                                                             ------------  ------------   ------------  ------------
Operating income                                                  32,663        39,280        151,670       168,049

Interest expense                                                  (4,799)       (6,946)       (21,724)      (23,489)
Minority interests                                                (2,525)       (3,150)       (11,520)      (12,422)
Other income (expense), net                                       (1,417)          223         (2,817)          450
                                                             ------------  ------------   ------------  ------------
Income from continuing operations before income tax               23,922        29,407        115,609       132,588

Income tax provision                                              (8,951)      (10,706)       (42,251)      (48,066)
                                                             ------------  ------------   ------------  ------------
Income from continuing operations                                 14,971        18,701         73,358        84,522
Loss from discontinued operations, net of tax                       (524)           --         (1,087)         (579)
                                                             ------------  ------------   ------------  ------------
Net income                                                  $     14,447  $     18,701   $     72,271  $     83,943
                                                             ============  ============   ============  ============

Basic earnings per common share:
   Continuing operations                                    $       0.31  $       0.41   $       1.57  $       1.81
   Discontinued operations                                         (0.01)           --          (0.02)        (0.01)
                                                             ------------  ------------   ------------  ------------
   Net income per common share                              $       0.30  $       0.41   $       1.55  $       1.80
                                                             ============  ============   ============  ============

Diluted earnings per common share (a):
   Continuing operations                                    $       0.30  $       0.40   $       1.52  $       1.75
   Discontinued operations                                         (0.01)           --          (0.02)        (0.01)
                                                             ------------  ------------   ------------  ------------
   Net income per common share                              $       0.29  $       0.40   $       1.50  $       1.74
                                                             ============  ============   ============  ============
Shares used in the per share calculations:
   Basic                                                      47,908,324    46,096,009     46,581,441    46,700,649
                                                             ============  ============   ============  ============
   Diluted                                                    49,304,869    47,316,277     49,470,217    48,211,301
                                                             ============  ============   ============  ============

(a) 2004 diluted earnings per share assumes conversion of the 5.5% Convertible Subordinated Notes due 2006 prior to their redemption on April 15, 2004. The interest expense related to these notes, net of tax effects, for the three and twelve months ended December 31, 2004 was $0 and $1,707, respectively.

WASTE CONNECTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share amounts)

                                                                        December 31,   December 31,
                                                                            2004           2005
                                                                        -------------  -------------
ASSETS
Current assets:
 Cash and equivalents                                                  $       3,610  $       7,514
 Accounts receivable, less allowance for doubtful accounts of $2,414
  and $2,826 at December 31, 2004 and 2005, respectively                      80,864         94,438
 Deferred tax assets                                                              --          5,145
 Prepaid expenses and other current assets                                    17,008         17,279
                                                                        -------------  -------------
  Total current assets                                                       101,482        124,376

Property and equipment, net                                                  640,730        700,508
Goodwill                                                                     642,773        723,120
Intangible assets, net                                                        68,741         87,651
Restricted  assets                                                            14,159         13,888
Other assets, net                                                             23,598         26,764
                                                                        -------------  -------------
                                                                       $   1,491,483  $   1,676,307
                                                                        =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                      $      34,280  $      54,795
 Book overdraft                                                                8,661          8,869
 Accrued liabilities                                                          37,944         44,522
 Deferred revenue                                                             24,155         30,957
 Current portion of long-term debt and notes payable                           9,266         10,858
                                                                        -------------  -------------
       Total current liabilities                                             114,306        150,001

Long-term debt and notes payable                                             489,343        586,104
Other long-term liabilities                                                    9,020         20,478
Deferred income taxes                                                        146,871        175,167
                                                                        -------------  -------------
      Total liabilities                                                      759,540        931,750

Commitments and contingencies
Minority interests                                                            24,421         26,357

Stockholders' equity:
Preferred stock: $0.01 par value; 7,500,000 shares authorized;
      none issued and outstanding                                                 --             --
Common stock: $0.01 par value; 100,000,000 shares authorized;
      47,605,791 and 45,924,686 shares issued and outstanding at
      December 31, 2004 and 2005, respectively                                   476            459
Additional paid-in capital                                                   444,404        373,382
Deferred stock compensation                                                   (1,598)        (2,234)
Treasury stock at cost, 106,600 shares outstanding
      at December 31, 2005                                                        --         (3,672)
Retained earnings                                                            261,365        345,308
Accumulated other comprehensive income                                         2,875          4,957
                                                                        -------------  -------------
 Total stockholders' equity                                                  707,522        718,200
                                                                        -------------  -------------
                                                                       $   1,491,483  $   1,676,307
                                                                        =============  =============

WASTE CONNECTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2005
(Unaudited)
(Dollars in thousands)

                                                                                  Twelve Months Ended
                                                                                     December 31,
                                                                           --------------------------
                                                                               2004          2005
                                                                           ------------  ------------
Cash flows from operating activities:
Net income                                                                $     72,271  $     83,943
Adjustments to reconcile net income to
   net cash provided by operating activities:
      Loss (gain) on disposal of assets                                          2,398          (413)
      Gain on disposal of operations                                               (68)           --
      Depreciation                                                              54,470        61,968
      Amortization of intangibles                                                2,477         3,070
      Deferred income taxes, net of acquisitions                                26,566          (792)
      Minority interests                                                        11,520        12,422
      Amortization of debt issuance costs                                        3,685         2,001
      Stock-based compensation                                                     972         2,826
      Interest income on restricted cash                                          (275)         (390)
      Closure and post-closure accretion                                           421           681
      Tax benefit on the exercise of stock options                               8,195         7,338
      Net change in operating assets and liabilities, net of acquisitions       (1,842)       27,158
                                                                           ------------  ------------
Net cash provided by operating activities                                      180,790       199,812
                                                                           ------------  ------------
Cash flows from investing activities:
   Payments for acquisitions, net of cash acquired                             (46,784)      (80,849)
   Capital expenditures for property and equipment                             (71,201)      (97,482)
   Proceeds from disposal of assets                                              2,088         5,254
   Decrease in restricted assets, net of interest income                         3,405           661
   Net change in other assets                                                       27          (856)
                                                                           ------------  ------------
Net cash used in investing activities                                         (112,465)     (173,272)
                                                                           ------------  ------------
Cash flows from financing activities:
   Proceeds from long-term debt                                                368,500       232,631
   Principal payments on notes payable and long-term debt                     (388,825)     (159,688)
   Change in book overdraft                                                     (1,165)          208
   Proceeds from option and warrant exercises                                   36,959        28,716
   Distributions to minority interest holders                                  (11,025)      (10,486)
   Payments for repurchase of common stock                                     (72,889)     (113,874)
   Debt issuance costs                                                          (1,546)         (143)
                                                                           ------------  ------------
Net cash used in financing activities                                          (69,991)      (22,636)
                                                                           ------------  ------------
Net increase (decrease) in cash and equivalents                                 (1,666)        3,904
Cash and equivalents at beginning of period                                      5,276         3,610
                                                                           ------------  ------------
Cash and equivalents at end of period                                     $      3,610  $      7,514
                                                                           ============  ============

ADDITIONAL STATISTICS

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005

(Dollars in thousands)

Internal Growth: The following table reflects revenue growth for operations owned for at least 12 months:

                                                                    Three          Twelve
                                                                   Months Ended    Months Ended
                                                              December 31, 2005  December 31, 2005
                                                                   -----------     -----------
          Price                                                           3.0%            3.0%
          Volume                                                          2.2%            1.6%
          Recycling                                                      -0.3%            0.1%
                                                                   -----------     -----------
          Total                                                           4.9%            4.7%
                                                                   ===========     ===========

Uneliminated Revenue Breakdown:

                                        Three Months Ended     Twelve Months Ended
                                        December 31, 2005        December 31, 2005
                                     ------------    -------   ---------   ---------
          Collection                $    137,335       64.2%  $ 517,536        62.9%
          Disposal and Transfer           57,999       27.1%    227,715        27.7%
          Intermodal                      10,140        4.7%     40,761         4.9%
          Recycling and Other              8,626        4.0%     36,833         4.5%
                                     ------------    -------   ---------   ---------
          Total                     $    214,100      100.0%  $ 822,845       100.0%
                                     ============    =======   =========   =========

          Inter-company elimination $     25,655              $ 100,946

Days Sales Outstanding for the three months ended December 31, 2005: 46 (31 net of deferred revenue)

Internalization for the three months ended December 31, 2005: 68%

Other Cash Flow Items for the three months ended December 31, 2005:

Cash Interest Paid: $ 6,400

Cash Taxes Paid: $11,550

Debt to Capitalization: 45.4%

Total Debt divided by Total Debt plus Total Stockholders' Equity:

($586,104 + $10,858) / ($586,104 + $10,858 + $718,200) = 45.4%

Share Information for the three months ended December 31, 2005:

          Basic shares outstanding                                 46,096,009
          Dilutive effect of options and warrants                     906,801
          Dilutive effect of convertible notes                        285,550
          Dilutive effect of restricted stock                          27,917
                                                                   -----------
          Diluted shares outstanding                               47,316,277

          Shares repurchased                                          649,200

NON-GAAP RECONCILIATION SCHEDULE

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005

(in thousands)

Free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Waste Connections defines free cash flow as net cash provided by operating activities, plus cash proceeds from disposal of assets, plus or minus change in book overdraft, less capital expenditures and distributions to minority interest holders. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Management uses free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of our operations. Other companies may calculate free cash flow differently.

Free cash flow reconciliation:

                                                                      Three          Twelve
                                                                   Months Ended    Months Ended
                                                               December 31, 2005  December 31, 2005
                                                                   -----------     -----------
          Net cash provided by operating activities               $    50,016    $    199,812
          Less: Change in book overdraft                                3,722             208
          Plus: Cash proceeds from disposal of assets                     834           5,254
          Less: Capital expenditures for property and equipment       (36,063)        (97,482)
          Less: Distributions to minority interest holders             (1,960)        (10,486)
                                                                   -----------     -----------
          Free cash flow                                          $    16,549    $     97,306
                                                                   ===========     ===========

          Free cash flow as % revenues                                    8.8%           13.5%